CAPITAL CONTRIBUTION AGREEMENT

This Capital Contribution Agreement (this "Agreement") is entered into as of May 18, 2024, by and between the following parties:

Comboox DAO LLC, a limited liability company incorporated pursuant to the Wyoming Limited Liability Company Act (the "Act") and the Wyoming Decentralized Autonomous Organization Supplement (the "Supplement"), with its entity identification number as 2023-001358375 (the "Company"); and

Li Li, the sole founding member of the Company and also the author who developed and deployed ComBoox Platform (the "Contributor").

RECITALS

WHEREAS, the Contributor is the founding member of the Company and intends to invest certain intangible assets including the partial copyrights of Template Smart Contracts as his capital contribution to the Company;

WHEREAS, the Company desires to accept such capital contribution and to issue shares of the Company to the Contributor in exchange for such contribution;

WHEREAS, the Contributor has already set certain configurations in the relevant smart contracts that transfer to the Company the beneficial rights and control of the relevant intangible assets;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.      Definition

1.1. "ArbitrumOne" means the Ethereum Layer-2 public blockchain network operating under the name "ArbitrumOne", which is connected to the main net of Ethereum and uses a technology called "Optimistic Rollups" to improve the scalability and efficiency of Ethereum.

1.2. "CBP" or "ComBoox Points" means the ERC-20 token booked in Registration Center, the primary function of which is to act as the ComBoox Community's utility token to automatically calculate, collect and transfer royalties from Users of Template Contracts to the relevant intellectual properties' holder.

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1.3. "ComBoox" or "ComBoox Platform" means the company book-entry platform consisting of a core smart contract called "Registration Center" and a set of Template Contracts deployed on ArbitrumOne, which is designed for equity registration and corporate statutory books-keeping, and aims to assist users to quickly establish a legal, secure, transparent, reliable and automatic system to enable the company's stakeholders to perform legal acts related to share transactions or corporate governance in a self-service mode.

1.4. "ComBoox Community" means the open, unincorporated, loose organization of CBP holders, whose primary function is to decide, through public discussion and public voting, on whether new template contracts are suitable to be included into the ComBoox Platform as Template Contract, so as to improve or expand the functionalities thereof.

1.5. "Operating Agreement" means the Operating Agreement of the Company executed on the date of May 18, 2024 , which may be approved, adopted, and/or amended pursuant to the terms and conditions thereof, as well as the Company's Articles of Organization.

1.6. "Registration Center" means the core smart contract of ComBoox deployed on ArbitrumOne at the address as set out in Exhibit-I, which has the following primary functions:

(1) User Registration: to register users of ComBoox against their Prime Key;

(2) CBP book keeping: to record balance amount of CBP for each account holder;

(3) Document Registration: to register Template Contracts and their clone copies according to the contract address; and

(4) Royalty Collecting: to automatically transfer certain amount of CBP from the User to the copyrights' holder of the relevant Template Contracts as royalty when the User calls certain write function of the smart contracts created by cloning the Template Contracts.

1.7. "Register of Shares" means the Smart Contract adopted by the Company to automatically book and maintain the public record of Shares, i.e. the Certificate of Contribution concerned. Any creation, alteration or revocation of any Share can only be effective and legally binding to the Company and Members upon its entry into Register of Shares.

1.8. "Share" means a Member's ownership interests and rights in the Company, which will be booked automatically in a Smart Contract called Register of Shares in form of a digital object called "Certificate of Contribution".

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1.9. "Smart Contracts" means the set of smart contracts adopted by the Company, from time to time, for automatically registering the equity shares of the Company and keeping records of corporate governance thereof, which shall be created and deployed by cloning Template Contracts.

1.10. "Template Contracts" means the smart contracts adopted by the ComBoox Platform and registered in Registration Center as templates to create clone copies for its Users to deploy and use on ComBoox.

2.      Capital Contribution

2.1. Contribution. The Contributor agrees to contribute, assign, and transfer to the Company the following intangible assets (the "Contributed Assets") as his capital contribution:

(1) partial copyrights of the Template Smart Contracts within the territory of ArbitrumOne on an "AS IS" basis, so that the Company may collect royalty on those Template Smart Contracts in form of CBP as general income;

(2) owner's right to Registration Center, so that the Company may collect platform commission of ComBoox in form of CBP as general income;

(3) owner's right to Registration Center, so that the Company may determine and adjust the total supply of CBP on ArbitrumOne; and

(4) owner's right to the Smart Contract called "Fuel Tank", so that the Company may:

a. set the Fuel Tank's selling price of CBP in ETH; and

b. pick up selling revenue of CBP in ETH from Fuel Tank.

2.2. Effective Date of Contribution. The contribution of the Contributed Assets shall be effective as of the date of this Agreement or such earlier date on which the Contributor actually sets up the corresponding configurations in the relevant Smart Contract.

3. Issuance of Shares

3.1. Shares Issued. In exchange for the Contributed Assets, the Company agrees to issue to the Contributor the following Shares of the Company:

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Share No.	1	2	Total
Class	Class A	Class B	--
Par Value	$ 250,000	$ 50,000	$ 300,000
Paid Value	$ 250,000	$ 50,000	$ 300,000
Price of Par	$ 0.00	$ 0.00	$ 0.00
Price of Paid	$ 1.00	$ 1.00	$ 1.00
Total Value	$ 250,000	$ 50,000	$ 300,000
Voting Weight	4,000%	100%	--
Total Voting Points	100,000,000,000	500,000,000	100,500,000,000
Distribution Weight	800%	100%	--
Total Distribution Points	20,000,000,000	500,000,000	20,5000,000,000

3.2. Membership Interest. The Contributor shall be admitted as a member of the Company with all the rights and obligations as set forth in the Operating Agreement.

4. Representations and Warranties

4.1. Contributor's Representations. The Contributor represents and warrants to the Company that:

(1) The Contributor is the owner of the Contributed Assets and has the right to transfer them to the Company free and clear of any liens, encumbrances, or claims;

(2) The Contributed Assets are transferred on an "AS IS" basis, and the Contributor makes no representations or warranties regarding the feasibility, security, or legal compliance of the Contributed Assets;

(3) The Contributor has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2. the Company's Representations. the Company represents and warrants to the Contributor that:

(1) the Company is duly organized, validly existing, and in good standing under the laws of the State of Wyoming;

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(2) the Company has the full power and authority to enter into this Agreement and to perform its obligations hereunder.

5. Indemnification and Defense

5.1. Defense of Claims. In the event of any third party challenge or claim alleging that: (1) the Contributed Assets infringe the intellectual property rights of any third party; or (2) the Contributed Assets cause any loss or damage to any entity, the Company shall be responsible for and shall pay all costs and expenses incurred in connection with such claims, including attorneys' fees, and shall retain counsel to defend against such claims.

5.2. Indemnification. The Company shall indemnify the Contributor in the event the Contributor is made a party or is threatened to be made a party to any pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that the Contributor is or was an author of the Contributed Assets, is or was a member, manager or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of "no lo contendere" or its equivalent shall not, of itself, create a presumption that the Contributor did or did not act in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was lawful.

6. Miscellaneous

6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws principles.

6.2. Disputes Resolution. Any disputes arising from or in connection with this Agreement shall be submitted to either the United States District Court for the State of Wyoming or in a Wyoming state court where the Company's Registered Office is located. Parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.

6.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter.

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6.4. Amendments. This Agreement may be amended or modified only by a written agreement signed by both parties.

6.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

the Company: Comboox DAO LLC By: /s/ Li Li Li Li Title: the sole Founding Member	the Contributor: Li Li By: /s/ Li Li Li Li

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EXHIBIT-I      SMART CONTRACTS LIST

Smart Contract	Contract Address on ArbitrumOne
Registration Center	0xb91C1e3fD4e3C481c135dD414c106a25fD99f517
Create New Companies	0x7D5dD83999efa266822a5ac7D45d8fAcCD1d9bD3
Fuel Tank	0xc407520F842f6774900ea6846947304cfD59d7Ee
General Keeper	0xB8aF08537F29e0dD206a0924DF3864AD58AB52b2
Register of Constitutions Keeper	0x2F9dAC0d139E49416c5eB88881962614946aB8ce
Register of Directors Keeper	0x3e46657A9012505E804bbBe67Cf6Ad30a8341eF9
Board Meeting Minutes Keeper	0x5A0e2408FDd08d1aBc6B7fd72fB6e2fbEfD87EaD
Register of Members Keeper	0x1dea5A9e5E9592D1d448A816c670254Bc6234Ee2
General Meeting Minutes Keeper	0x95D78d0bc57f5DF3A4F5a84445173C2253cC3634
Register of Agreements Keeper	0x27885fe89812158f86204E8970C2e463592f6a48
Register of Options Keeper	0x6Ad18cB722702fC4AeD891F0d1D54a687f87e95E
Register of Pledges Keeper	0xA1b7E6abf8Df8B07016f70162E263b282D1977fD
Shareholders Agreement Keeper	0x9af4F0F85624AEb8b6b80bEe63778dE4dC74d8F7
List of Orders Keeper	0xf8768a13996Fac1BAB4bAd20743a6A72944b8F17
Register of Constitutions	0x690Dd81103Ff47837117dfB62632A4f4dD3C5ebE
Register of Directors	0x061E5ea6a2D419BAcbD85951fD3e8c963E5f8d2d
Meeting Minutes	0x220C9F6BAF0eB53F5E50b01C832208B0BA874350
Register of Members	0xeAA7F51974C1f8A549D72F56b6e9b44F3A047936
Register of Agreements	0xeD2eC0d0960ebaBC9976A77031030cd07f61cC4d
Register of Options	0x90179daA026e0Bd2456ed89401331EC325876491
Register of Pledges	0x5729CDf96e8Deaaf4aD213DF910Fb904CD64dfb5
Register of Shares	0x28B1f8cC6a13Fe7c3FF18ba6c289712D2d1cDC3C
List of Orders	0x01ca3A863c07547f708004cEca05108f7b43e543
Investment Agreement	0xB71D4F8617B15a58Ad9ba5E20265b95BAE054cda
Shareholders Agreement	0xDF16aE20Cc8190dd21Afa59Fc55A0a794A9c6Ea4
Anti-Dilution	0x14B8485A272b5438a1F41d8b0A29d33912D0857B
Lock-Up	0x1045082663216F059D02A51a5aB29A41410378D4
Alongs	0x65075574B0b1DdAD4415FDa55ceFa9e33ba7F574
Options	0x8c4713231D8D230EF1B0c2D3Fff2Da92F6c09472
List of Projects	0x3b60F48Ea389D93AD21BC867005a796F18ab8b96

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